As filed with the Securities and Exchange Commission on May 21, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nova Biosource Fuels, Inc.
Co-registrants are listed on the following page

(Exact Name of Registrant as Specified in Its Charter)

Nevada	91-2028450
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Nova Biosource Fuels, Inc.

2777 Allen Parkway, Suite 860

Houston, Texas 77019

(713) 869-6682

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kenneth T. Hern, Chairman and CEO

Nova Biosource Fuels, Inc.

2777 Allen Parkway, Suite 860

Houston, Texas 77019

(713) 869-6682

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Roger W. Bivans, Esq.

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

(214) 978-3000

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Common Stock (par value $0.001 per share)	—		—
Preferred Stock (par value $0.0001 per share)(2)	—		—
Depositary Shares(2)	—		—
Warrants(2)	—		—
Debt Securities(2)	—		—
Guarantees of Debt Securities by direct and indirect subsidiaries(3)	—		—
Units comprising one or more classes of securities above	—		—
Total	$200,000,000	(4)	$6,140.00

(1)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)         Includes an indeterminate number of shares of common stock that may be issued upon conversion of preferred stock or debt securities, which are being registered hereby, and an indeterminate number or amount of debt securities and shares of common stock and preferred stock that may be issued upon exercise of warrants, which are being registered hereby.

(3)         Pursuant to Rate 457(n), no separate fee for the guarantees is payable, see the following page for a list of the subsidiary guarantors.

(4)         In no event will the aggregate maximum offering price of all securities issued by the registrants, from time to time, pursuant to this registration statement exceed $200,000,000. Such amount represents the offering price of any preferred or common stock or depositary shares, the principal amount of any debt securities issued at their stated principal amount, the offering price of any debt securities issued at an original discount or the issue price of any warrants or units of one or more classes of securities.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The following direct and indirect subsidiaries of registrant may guarantee the debt securities and are co-registrants under this registration statement.

Name of Co-Registrant	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Biosource America, Inc.	Texas	68-0617542
Nova Holding Trade Group LLC	Delaware	20-4899278
Nova Biofuels Trade Group LLC	Delaware	20-4899269
Nova Holding Seneca LLC	Delaware	20-4899237
Nova Biofuels Seneca LLC	Delaware	20-4899222
Nova Holding Oklahoma LLC	Delaware	20-4899260
Nova Biofuels Oklahoma LLC	Delaware	20-4899248
Nova Holding Midwest LLC	Delaware	91-2028450
Nova Biofuels Midwest LLC	Delaware	91-2028450
Nova Biosource Technologies LLC	Texas	91-2028450

The information in this prospectus is not complete and may be changed.  A registration statement relating to the securities has been filed with the Securities and Exchange Commission.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not  soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 21, 2007

PROSPECTUS

NOVA BIOSOURCE FUELS, INC.

$200,000,000

Preferred Stock,
Common Stock, Depositary Shares,
Warrants, Debt Securities

Guarantees of Debt Securities by
direct and indirect subsidiaries of
Nova Biosource Fuels, Inc.

Units of These Securities

We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities.  Our common stock is listed on the American Stock Exchange under the symbol “NBF.”

Investing in our securities involves risks.
See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2007.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Forward-Looking Statements
Securities We May Offer
Use Of Proceeds
Description Of Capital Stock
Description Of Preferred Stock
Description Of Depositary Shares
Description Of Warrants
Description Of Debt Securities
Description Of Units
Legal Matters
Experts
Where You Can Find More Information
Incorporation Of Certain Information By Reference

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover.  Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities.  We urge you to read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in our Annual Report on Form 10-KSB for the fiscal year ended October 31, 2006, filed with the Securities and Exchange Commission (“SEC”) on January 16, 2007 and our Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 2006, filed with the SEC on March 19, 2007.  As used in this prospectus, the words “we,” “us,” “our” and “the company” refer to Nova Biosource Fuels, Inc. and its subsidiaries.

THE COMPANY

We are an energy company that refines and markets American Society of Testing and Materials, or ASTM, standard biodiesel.  Biodiesel is a direct substitute for petroleum diesel and is produced from renewable vegetable oils and animal derived fats, oils and greases.  Our strategy is to profitably commercialize our patented, proprietary biodiesel technology and become the industry leader in production of biodiesel.  We believe our technology can efficiently process over 25 different vegetable oils and animal derived fats, oils and greases with free fatty acid levels in excess of 20% and produce two marketable products: ASTM D6751 standard biodiesel and technical grade glycerin.  We believe the ability to process a wide range of feedstocks gives us a significant cost advantage as many of these feedstocks are residual substances that have limited alternative uses.  This technology produces a renewable fuel that meets the highest standards of quality testing.

Our initial focus has been to design and build biodiesel refineries for third parties while we transition to our intended primary business of building and operating our own biodiesel refineries.  We are currently designing and building three full scale production facilities for third parties.  We are also currently in the process of building three biodiesel refineries for our own use.  We have secured sites in Seneca, Illinois and Muskogee, Oklahoma for the first two of these facilities and are evaluating potential sites for additional refineries.  We have commenced the engineering and permitting process and, pursuant to purchase orders we submitted, our sub-contractors and equipment vendors for the three refineries have commenced the procurement and fabrication of certain long-lead time items.

Our principal offices are located at 2777 Allen Parkway, Suite 860, Houston, Texas 77019.  Our telephone number is (713) 869-6682.  Our website address is www.novabiosource.com.  Information contained on, or that is accessible through, our website should not be considered to be part of this prospectus.

THE OFFERINGS

Securities we may offer

The securities we may offer from time to time by this prospectus are:

•      common stock;

•      preferred stock, which we may issue in one or more series;

•      depositary shares;

•      debt securities, which we may issue in one or more series and which may include guarantees of the debt securities by some or all of our subsidiaries;

•      warrants entitling the holders to purchase common stock, preferred stock or debt securities; or

•      units of the above securities.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future.

Use of proceeds

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities for general corporate purposes, which may include:

•                  reducing or repaying existing or future indebtedness;

•                  providing additional working capital;

•                  acquiring and developing sites for future biodiesel refineries;

•                  capital expenditures and construction costs for existing biodiesel refinery projects and future biodiesel refineries;

•                  procuring equipment and supplies for biodiesel refineries;

•                  providing credit support for project and joint venture financing; and

•                  acquiring joint venture interests or companies in biodiesel and related businesses.

Risk factors

You should carefully consider all of the information set forth in or incorporated by reference into this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our securities.

American Stock Exchange symbol	NBF

RISK FACTORS

The following summarizes the material risks of purchasing or owning shares of our common stock.  Additional unknown risks may also impair our financial performance and business operations. Our business, financial condition and/or results of operation may be materially adversely affected by the nature and impact of these risks.  In such case, the market value of our securities could be detrimentally affected, and investors may lose part or all of the value of their investment.  You should carefully consider the risks and uncertainties described below before purchasing our common stock.

Risks Related To Our Business

We are engaged in a business focused on designing, building and operating biodiesel refineries, as well as producing biodiesel fuel through proprietary process technologies. The business is inherently risky and we face numerous and varied risks, both known and unknown. Despite the knowledge and experience of management, careful evaluation, and strategic planning, we may not be able to overcome the risks associated with our business, which may prevent us from achieving our goals.

We are in an early stage with limited operating history and may never attain profitability.

We are currently in an early stage of our current business plan and, in addition to the land purchased to build our Seneca refinery and the lease for the Muskogee refinery, we have only three agreements for the engineering and construction of biodiesel refineries. Our limited operating history makes it difficult for potential investors to evaluate our business. Therefore our proposed operations are subject to all of the risks inherent in the initial expenses, challenges, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the biodiesel industry in general. Investors should evaluate an investment in our common stock in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products, services and technologies. Despite best efforts, we may never overcome these obstacles to achieve financial success.

Our business is speculative and dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for the provision of necessary feedstock sources, and the sale and distribution of our biodiesel fuel, on terms that will be commercially viable for us. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that our investors will not lose their entire investment.

Unanticipated problems or delays in building biodiesel refineries to the proper specifications may harm our business and viability.

Our initial cash flow depends on our ability to timely design, construct and complete our first three biodiesel refineries for the account of third parties.  In addition, our business strategy involves the design, construction and operation of biodiesel refineries for our own account.  If our engineering and construction operations are disrupted or the economic integrity of these projects is threatened for unexpected reasons, our business may experience a substantial setback.  Because we are at the beginning stages of performing under the design-build agreements for the construction of twenty million gallon per year refineries for third parties, we are particularly vulnerable to events such as these.  Prolonged problems may threaten the commercial viability of these project completions.  Moreover, the occurrence of significant unforeseen conditions or events in connection with these contracts may require us to reexamine the thoroughness of our due diligence and planning processes.  Any change to our business model or management’s evaluation of the viability of these projects may adversely affect our business.

With respect to our biodiesel refinery construction contracts, we have entered into contracts with all of our subcontractors that are intended to mitigate any unanticipated increases in the cost of labor or materials for the construction of our biodiesel refinery construction projects.  However, we are still responsible for ensuring that these refineries operate according to specifications required by the contracts and if we cannot meet the specifications, whether due to design or construction defects of our subcontractors or due to problems implementing our technology, then we may incur additional costs in order to modify the refineries so that they meet the guaranteed contract specifications.  With respect to two of these design-build agreements, our potential liabilities are not limited prior to substantial completion and we are at risk for substantial cost overruns and potential payments for damages if we do not meet the guaranteed production specifications at the contractually specified times.

Our construction costs for additional biodiesel refineries may also increase to a level that would make a new facility too expensive to complete or unprofitable to operate.  Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other companies and, therefore, we may not be able to secure their services or products on a timely basis or on acceptable financial terms.  We may suffer significant delays or cost overruns as a result of a variety of factors, such as increases in the prices of raw materials, shortages of workers or materials, transportation constraints, adverse weather, equipment failures, fires, damage to or destruction of property and equipment, environmental damage, unforeseen difficulties or labor issues, any of which could prevent us from commencing operations as expected at our facilities.

Our results of operations, financial condition and business outlook will be highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies, so our results could fluctuate substantially.

Our results are substantially dependent on many different commodity prices, especially prices for feedstock, biodiesel, petroleum diesel and materials used in the construction of our refineries.  As a result of the volatility of the prices for these items, our results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses.  Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply biodiesel or purchase feedstock or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks.

The price of feedstock is influenced by market demand, weather conditions, animal processing and rendering plant decisions, factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors.  These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply.  The significance and relative effect of these factors on the price of feedstock is difficult to predict.  Any event that tends to negatively affect the supply of feedstock, such as increased demand, adverse weather or crop disease, could increase feedstock prices and potentially harm our business.  In addition, we may also have difficulty, from time to time, in physically sourcing feedstock on economical terms due to supply shortages.  Such a shortage could require us to suspend operations until feedstock is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position.  The price we pay for feedstock at a facility could increase if an additional multi-feedstock biodiesel production facility is built in the same general vicinity or if alternative uses are found for lower cost feedstocks.

Biodiesel fuel is a commodity whose price is determined based on the price of petroleum diesel, world demand, supply and other factors, all of which are beyond our control.  World prices for biodiesel fuel have fluctuated widely in recent years.  We expect that prices will continue to fluctuate in the future.  Price fluctuations will have a significant impact upon our revenue, the return on our investment in biodiesel refineries and on our general financial condition.  Price fluctuations for biodiesel fuel may also affect the investment market, and our ability to raise investor capital.  Although market prices for biodiesel fuel rose to near-record levels during 2005 and have remained near those levels since then, there is no assurance that these prices will remain at high levels.  Future decreases in the prices of biodiesel or petroleum diesel fuel may have a material adverse effect on our financial condition and future results of operations.

We may be unable to obtain the additional capital required to implement our business plan.

We expect that current capital and other existing resources will be sufficient to provide only a limited amount of capital to operate and build our plants. On their own, the revenues generated from the designing and building biodiesel refineries and the proceeds from our recently completed private placements of securities are not currently sufficient to fund operations and planned growth to own and operate our own refineries. We will require additional capital to continue to expand our business beyond the initial phase. There is no assurance that we will be able to obtain the capital required in a timely fashion, on favorable terms or at all. If we are unable to obtain required additional financing, we may be forced to restrain our growth plans or cut back existing operations.

Future construction and operation of biodiesel refineries, capital expenditures to build and operate our refineries, hiring qualified management and key employees, complying with licensing, registration and other requirements, maintaining compliance with applicable laws, production and marketing activities, administrative requirements, such as salaries, insurance expenses and general overhead expenses, legal compliance costs and accounting expenses will all require a substantial amount of additional capital and cash flow.

We will be required to pursue sources of additional capital through various means, including joint venture projects, debt financing, equity financing or other means. There is no assurance that we will be successful in locating a suitable financing transaction in a timely fashion or at all. In addition, there is no assurance that we will be successful in obtaining the capital we require by any other means. Future financings through equity investments are likely, and these are likely to be dilutive to the existing shareholders, as we issue additional shares of common stock to investors in future financing transactions. Also, the terms of securities we issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital or financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the biodiesel industry, the fact that we are a new enterprise without a proven operating history, the location of our biodiesel refineries in the United States, instead of Europe or other regions where biodiesel is more widely accepted, and the price of biodiesel and oil on the commodities market, which will impact the amount of available financing. Furthermore, if petroleum or biodiesel prices on the commodities markets decrease, then our revenues will likely decrease and decreased revenues may increase our requirements for capital. Some of the contractual arrangements governing our operations may require us to maintain minimum capital, and we may lose our contract rights if we do not have the required minimum capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Strategic relationships on which we may rely are subject to change.

Our ability to identify and enter into commercial arrangements with feedstock suppliers, construction contractors, equipment fabricators and biodiesel customers will depend on developing and maintaining close working relationships with industry participants. Our success in this area will also depend on our ability to select and evaluate suitable projects, as well as to consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will use the business relationships of management in order to form strategic relationships. These relationships may take the form of joint ventures with other private parties or local government bodies, contractual arrangements with other companies, including those that supply feedstock that we will use in our business, or minority investments from third parties. There can be no assurances that we will be able to establish these strategic relationships, or, if established, that the relationships will be maintained, particularly if members of the management team leave our company. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to incur or undertake in order to fulfill our obligations to these partners or maintain these relationships. If we do not successfully establish or maintain strategic relationships, our business may be negatively affected.

Our business may suffer if we are unable to attract or retain talented personnel.

As of March 16, 2007, we had thirty full-time employees.  Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity, and good faith of our management, as well as other personnel.  We have a relatively small but very effective management team, and the loss of a key individual or inability to attract suitably qualified replacements or additional staff could adversely affect our business.  We may also experience difficulties in certain jurisdictions in our efforts to obtain and/or retain suitably qualified staff willing to work in such jurisdictions.  Our success depends on the ability of management and employees to interpret market and technical data correctly, as well as respond to economic, market and other conditions.  No assurance can be given that our key personnel will continue their association or employment with us, or that replacement personnel with comparable skills will be found.  If we are unable to attract and retain key personnel and additional employees, our business may be adversely affected.

We may be unable to locate suitable properties and obtain the development rights needed to build and expand our business.

Our long-term business plan focuses on designing, building and operating biodiesel refineries for our own account. Although we were able to successfully enter into agreements to purchase land in Seneca and to lease land in Muskogee, our ability to acquire quality properties in the future is uncertain and we may be required to delay construction of our facilities, which may create unanticipated costs and delays. In the event that we are not successful in identifying and obtaining development rights on suitable properties for building and operating biodiesel refineries, our future prospects for profitability will likely be substantially limited, and our financial condition and resulting operations may be adversely affected.

The production, sale and distribution of biodiesel is dependent on sufficient and necessary infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure will be required by persons and entities outside our control for our operations, and the biodiesel industry generally, to grow. Areas requiring expansion include, but are not limited to:

•                                          adequate rail capacity, including sufficient numbers of dedicated tanker cars;

•                                          sufficient storage facilities for feedstock and biodiesel;

•                                          increases in truck fleets capable of transporting biodiesel within localized markets; and

•                                          expansion of refining and blending facilities to handle biodiesel.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial condition.

The U.S. biodiesel industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect our results of operations and financial position.

The production of biodiesel is made significantly more competitive by federal and state tax incentives. The federal excise tax incentive program for biodiesel was originally enacted as part of the American Jobs Creation Act of 2004, but is scheduled to expire on December 31, 2008. This program provides fuel blenders, generally distributors, with a one cent tax credit for each percentage point of vegetable oil derived biodiesel blended with petroleum diesel. For example, distributors that blend soybean derived biodiesel with petroleum diesel into a B20 blend would receive a twenty cent per gallon excise tax credit.  The program also provides blenders of recycled oils, such as yellow grease from restaurants, with a one-half cent tax credit for each percentage point of recycled oil derived biodiesel blended with petroleum diesel. For example, distributors that blend recycled oil derived biodiesel with petroleum diesel into a B20 blend would receive a ten cent per gallon excise tax credit.

In addition, approximately thirty-one states provide mandates, programs and other incentives to increase biodiesel production and use, such as mandates for fleet use or for overall use within the state, tax credits, financial grants, tax deductions, financial assistance, tax exemptions and fuel rebate programs. These incentives are meant to lower the cost of biodiesel in comparison to petroleum diesel. The elimination or significant reduction in the federal excise tax incentive program or state incentive programs benefiting biodiesel may have a material and adverse effect on our results of operation and financial condition.

Our commercial success will depend in part on our ability to obtain and maintain protection of our intellectual property.

Our success will depend in part on our ability to maintain or obtain and enforce patent and other intellectual property protection for our technologies and to preserve our trade secrets, and to operate without infringing upon the proprietary rights of third parties. We have obtained or developed rights to patents and patent applications in the United States and internationally, and may, in the future, seek rights from third parties to other patent applications or patented technology. Significant aspects of our technology are currently protected as trade secrets, for which we intend to file patent applications when appropriate. There can be no assurance that patents will issue from the patent applications filed or to be filed or that the scope of any claims granted in any patent will provide us with proprietary protection or a competitive advantage. We cannot be certain that the creators of our technology were the first inventors of inventions covered by our patents and patent applications or that they were the first to file. Accordingly, there can be no assurance that our patents will be valid or will afford us with protection against competitors with similar technology.

The failure to obtain or maintain patent or other intellectual property protection on the technologies underlying our biodiesel refining process may have a material adverse effect on our competitive position and business prospects. It is also possible that our technologies may infringe on patents or other intellectual property rights owned by others. We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. There can be no assurance that a license will be available to us, if at all, upon terms and conditions acceptable to us or that we will prevail in any intellectual property litigation.

Intellectual property litigation is costly and time consuming, and there can be no assurance that we will have sufficient resources to pursue such litigation. If we do not obtain a license under such intellectual property rights, are found liable for infringement or are not able to have such patents declared invalid, we may be liable for significant money damages and may encounter significant delays in bringing products and services to market. There can be no assurance that we have identified United States and foreign patents that pose a risk of infringement.

Competition may impair our success.

We face competition from other producers of biodiesel with respect to the procurement of feedstock, obtaining suitable properties for the construction of biodiesel refineries and selling biodiesel and related products. Such competition could be intense thus driving up the cost of feedstock and driving down the price for our products. Competition will likely increase as prices of energy in the commodities market, including petroleum and biodiesel, rise, as they have in recent years. Additionally, new companies are constantly entering the market, thus increasing the competition.

Larger foreign owned and domestic companies who have been engaged in this business for substantially longer periods of time, such as vertically integrated agricultural and food supply companies such as ADM and Bunge, or who decide to enter into our industry, such as Tyson and Conoco Phillips, may have access to greater resources.  These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own refining and fuel marketing operations, and may have greater access to feedstocks, market presence, economies of scale, financial resources and engineering, technical and marketing capabilities, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition and could also have a negative impact on our ability to obtain additional capital from investors.

Our business is subject to local legal, political, and economic factors which are beyond our control.

We believe that the current political environment for construction of biodiesel refineries is sufficiently supportive to enable us to plan and implement our operations. However, there are risks that conditions will change in an adverse manner. These risks include, but are not limited to, laws or policies affecting mandates or incentives to promote the use of biodiesel, environmental issues, land use, air emissions, water use, zoning, workplace safety, restrictions imposed on the biodiesel fuel industry such as restrictions on production, substantial changes in product quality standards, restrictions on feedstock supply, price controls and export controls. Any changes in biodiesel fuel, financial incentives, investment regulations, policies or a shift in political attitudes are beyond our control and may adversely affect our business and future financial results.

Environmental risks and regulations may adversely affect our business.

All phases of designing, constructing and operating biodiesel refineries present environmental risks and hazards. We are subject to environmental regulation implemented or imposed by a variety of federal, state and municipal laws and regulations as well as international conventions. Among other things, environmental legislation provides for restrictions and prohibitions on spills and discharges, as well as emissions of various substances produced in association with biodiesel fuel operations.  Legislation also requires that facility sites be operated, maintained, abandoned and reclaimed in such a way that would satisfy applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, as well as potentially increased capital expenditures and operating costs. The discharge of pollutants into the air, soil or water may give rise to liabilities to governments and third parties, and may require us to incur costs to remedy such discharge.

In addition, environmental regulatory standards for emissions into the air may adversely affect the market for biodiesel. For example, in 2005, the Texas Commission on Environmental Quality issued a rule for its Texas Low Emission Diesel program, which mandated reformulated diesel fuels that are less polluting. While biodiesel is generally believed to reduce emissions of hydrocarbons, sulfur, carbon monoxide and particulate pollutants, its effect on the emissions of nitrogen oxide in comparison to petroleum diesel are not, at this time, clearly established. In 2005, the Texas Commission on Environmental Quality stated that biodiesel did not comply with the Texas Low Emission Diesel program, but suspended the implementation of its statement until December 31, 2007 while it reviews technical data related to nitrogen oxide emissions from biodiesel as compared to petroleum diesel. If the Texas Commission on Environmental Quality rules that biodiesel does not meet the mandates for the Texas Low Emission Diesel program, market demand for biodiesel in the State of Texas would be significantly reduced. We cannot give assurance that the application of environmental laws to our business will not cause us to limit our production, to significantly increase the costs of our operations and activities, to reduce the market for our products or to otherwise adversely affect our financial condition, results of operations or prospects.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, require us to forfeit property rights and may affect the value of our assets or our ability to conduct our business. We may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. These could result in a material adverse effect on our prospects, business, financial condition and our results of operation.

Our business will suffer if we cannot obtain or maintain necessary permits or licenses.

Our operations will require licenses, permits and in some cases renewals of these licenses and permits from various governmental authorities. Our ability to obtain, sustain, or renew such licenses and permits on acceptable, commercially viable terms are subject to change, as, among other things, the regulations and policies of applicable governmental authorities may change. Our inability to obtain or extend a license or a loss of any of these licenses or permits may have a material adverse effect on our operations and financial condition.

Our insurance may be inadequate to cover liabilities we may incur.

Our involvement in the design, construction and operation of biodiesel refineries may result in our becoming subject to liability for pollution, property damage, personal injury, or other hazards. Although we will obtain insurance in accordance with industry standards to address those risks, insurance has limitations on liability that may not be sufficient to cover the full extent of our liabilities. In addition, some risks may not be insurable or, in certain circumstances, we may choose not to obtain insurance to manage specific risks due to the high premiums associated with the insurance, or for other reasons. The payment of uninsured liabilities could reduce the funds available for operations or capital needs. If we suffer a significant event or occurrence that is not fully covered by insurance, or if the insurer of a particular incident is not solvent, this could result in a material adverse effect on our results of operations or financial condition.

Increases in our energy costs will affect operating results and financial condition.

Our biodiesel production costs will be dependent on the costs of the energy sources used to run our refineries. These costs are subject to fluctuations and variations in different locations where we intend to operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations.

We may not be able to effectively manage our growth.

Our strategy includes expanding our business operations. If we fail to effectively manage the growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure that we will be able to:

•                  meet our capital needs;

•                  expand our systems effectively, efficiently or in a timely manner;

•                  allocate our human resources optimally;

•                  identify and hire qualified employees or retain valued employees; or

•                  effectively incorporate the components of any business that we may acquire in the future.

If we are unable to manage our growth and operations, then our financial results could be adversely affected.

Lack of diversification may increase the risk.

Larger companies have the ability to manage their risk through diversification. However, we lack diversification, in terms of both the nature and geographic scope of our business. As a result, we could potentially be impacted more by factors affecting the biodiesel industry or the regions in which we operate than we would if our business were more diversified.

We will rely on technology to conduct our business and our technology could become ineffective or obsolete.

We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would if our technology was more effective. The impact of technical shortcomings could have a material adverse effect on our prospects, business, financial condition, and results of operations.

Decommissioning costs are unknown and may be substantial.

We may become responsible for costs associated with abandoning facilities which we use for production of biodiesel, which we anticipate will have a useful life of twenty years in the absence of a major overhaul.  Abandonment and reclamation of these facilities and the associated costs are often referred to as “decommissioning.”  We have not yet determined if we will establish a reserve account for these potential costs for any of our biodiesel refineries, or if we will be able to pay for the costs of decommissioning from the proceeds of future sales.  The use of other funds to pay for decommissioning costs could have a material adverse effect on our financial condition and future results of operations.

We are subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

As a result of our share exchange with Biosource America in March 2006, we became subject to reporting and other obligations under the Securities Exchange Act of 1934, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 will require us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting, provide a report on our assessment and obtain a report by our independent auditors addressing our assessments.  These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting, and financial resources. For the quarters ended April 30, 2006 and July 31, 2006, we concluded that we had a material weakness in our disclosure controls and procedures.  We are continuing to upgrade our systems; to implement additional financial and management controls, reporting systems and procedures; to implement an internal audit function; and to hire additional accounting, internal audit and finance staff.  If we are unable to effectively implement these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to SEC registered companies could be impaired.  Any failure to maintain effective internal controls over financial reporting could have a material adverse effect on our business, operating results, stock price and ability to continue as a publicly traded company.

Risks related to our prior business may adversely affect our business.

Prior to the share exchange and the resulting change in control of our company, our business involved oil and natural gas exploration, with an emphasis on the development and production of oil and natural gas assets. This included ownership of non-operating, working interests in two wells in Texas and the exploration of this property. We have determined not to pursue this line of business. However, claims arising from our former business may be made against us. These claims may arise from these former activities (including employee and labor matters), financing and credit arrangements or other commercial transactions. While no claims are pending and we have no actual knowledge of any threatened claims, it is possible that third parties may seek to make claims against us related to the activities and liabilities of our company prior to the share exchange. Even if asserted claims are without merit and we have no liability, defense costs and the distraction of management’s attention may adversely affect our business. If any potential claims are made, our business could suffer, particularly if any such claims are material in terms of their magnitude or complexity. Therefore, claims arising from our business prior to the share exchange may have a material adverse effect on our business in the future.

An NASD review of the trading activity in our shares of common stock could have a material adverse effect on us.

On April 26, 2006, we received a letter from the National Association of Securities Dealers stating that the Staff of the Market Regulation Department of the NASD is conducting a review of the trading activity in our shares of common stock surrounding the March 31, 2006 announcement that we entered into a share exchange agreement with Biosource America. In connection with such review, the Staff requested that we provide a detailed, written chronology of the events that preceded the corporate disclosure and other documents and information. We conducted an internal review of the circumstances surrounding the announcement in connection with our response to the NASD request. We responded to such requests by providing copies of the requested documents and the requested chronology. In the course of such review we learned that the press release containing the March 31 announcement was sent to our outside investor relations service provider on the evening of March 30, 2006 to be forwarded to Market Wire for immediate release. That apparently was not done until the morning of March 31, 2006. Our investor relations service provider has advised us that Market Wire confirmed receipt of the press release by return e-mail to our investor relations service provider around 6:51 a.m. CST on March 31, 2006 but that Market Wire did not disseminate the press release until 9:01 a.m. CST. The reason for the delay is unclear.

Although the precise timing is currently not known, it appears that our current President, believing that the press release had been disseminated the night before, may have advised three individuals about the press release after it was sent to Market Wire but prior to its public dissemination by Market Wire the morning of March 31, 2006. Such officer has advised our board of directors that at the time he advised such individuals about the press release he believed that it had already been disseminated by Market Wire to the public. He also advised our board of directors that each of the individuals to whom he had advised of the press release on the morning of March 31, 2006 have informed him that they purchased shares of our common stock. In the course of our internal review, each of such individuals provided us with trade information or other documentation from their respective brokers. It appears from such documentation that one and possibly two of these individuals purchased shares of common stock prior to the dissemination of the press release by Market Wire at 9:01 a.m. CST.

Our internal review remains open and cannot predict what action, if any, we may take or what action, if any, the NASD staff may finally recommend or whether it will refer its review to governmental agencies for further investigation or enforcement action. Members of our board of directors and management may spend considerable time and effort addressing this matter. This expenditure of time and effort may adversely affect our business, results of operations and financial condition. Further, the resolution of this review could result in the administrative, civil or injunctive proceedings, sanctions, fines or other penalties, the loss of key personnel and increased review and scrutiny of us by regulatory authorities and others.

RISKS RELATED TO OUR SECURITIES

The trading market for our common stock is limited and subject to reduced liquidity and increased price volatility.

Our common stock is currently quoted on the American Stock Exchange system under the symbol “NBF.” While there currently exists a limited public trading market for our common stock, the bid and asked prices for our common stock have fluctuated widely since the share exchange in March 2006.  The limited public trading market and price volatility may impair your ability to sell your shares of our common stock at the time you wish to sell them or at a price that you consider reasonable, reduce the fair market value of our common stock and impair our ability to raise capital by selling additional shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.

Other factors could cause the market price of our common stock to continue to be highly volatile and subject to wide fluctuations.

In addition to the limited trading market, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors, many of which are beyond our control, including:

•                 dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•                  announcements of new financings, refinery startups, acquisitions and other business initiatives by our competitors;

•                  fluctuations in revenue from our biodiesel refineries;

•                  volatility in the market for biodiesel fuel commodities and/or generally in the capital markets;

•                  changes in the availability of feedstock on commercially economic terms;

•                  changes in the availability of the rail transportation equipment or access to the rail transportation system;

•                  changes in the demand for biodiesel fuel, including changes resulting from the expansion of other alternative fuels;

•                  changes in the social, political and/or legal climate in the regions in which we will operate;

•                  quarterly variations in our revenues and operating expenses;

•                  changes in the valuation of similarly situated companies, both in our industry and in other industries;

•                  changes in analysts’ estimates affecting us, our competitors or our industry;

•                  changes in the accounting methods used in or otherwise affecting our industry;

•                  additions and departures of key personnel;

•                  announcements of technological innovations or new products available to the biodiesel refineries industry;

•                  announcements by relevant governments pertaining to incentives for alternative energy development programs;

•                  fluctuations in interest rates, exchange rates and the availability of capital in the capital markets; or

•                  significant sales of our common stock, including sales by shareholders holding shares of common stock issued in the share exchange and future investors in future offerings from which we expect to raise additional capital.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of the common stock and/or our results of operation and financial condition.

Shares of our common stock that cannot currently be traded without restriction may become eligible for trading in the future.

As of March 16, 2007, 109,998,692 shares of our common stock were issued and outstanding.  Of the shares outstanding as of such date, approximately 61,170,000  shares were “restricted securities” and were not eligible for trading.  However, these restricted securities will be available for trading in the future when registered for resale under the Securities Act of 1933 or so long as all the requirements of Rule 144 of the Securities Act are met.  No prediction can be made as to the effect, if any, that the availability of these shares for sale, or the sale of these shares, will have on the market price for our common stock.  If the number of shares offered for sale is greater than the number of shares sought to be purchased, then the price of our common stock would decline.  The market price of our securities could be adversely affected by future sales of these securities.

A large number of shares of our common stock underlying warrants and options may be available for future sale and the sale of these shares may depress the market price of our common stock.

The issuance of shares of common stock upon the exercise of our outstanding options and warrants will result in dilution to the interests of our shareholders and you as an investor, and may have an adverse effect on the trading price and market for our common stock.  As of January 31, 2007, we had options and warrants outstanding that may be exercised at various times to acquire 21,441,586 shares, or approximately 16.3%, of our common stock on a fully diluted basis.  The future sale of these shares may adversely affect the market price of our common stock.  Shares issued upon exercise of our outstanding warrants and options will also cause immediate and substantial dilution to our existing shareholders.  In addition, as long as these warrants and options remain outstanding, our ability to obtain additional capital through the sale of our securities might be adversely affected.

Our existing shareholders can exert significant influence over us. Their interests may not coincide with yours and they may make decisions with which you may disagree.

Kenneth T. Hern, our Chairman and Chief Executive Officer, J.D. McGraw, our President, and Dallas Neil, our Vice President of Marketing, own approximately 13.4%, 13.2% and 9.4%, respectively, of our outstanding common stock.  As a result, these shareholders, acting individually or together, could exert significant influence over substantially all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.  In addition, this concentration of ownership may delay or prevent a change in control of our company and make some transactions more difficult or impossible without the support of these shareholders.  The interests of these shareholders may not always coincide with our interests as a company or the interest of other shareholders.  Accordingly, these shareholders could cause us to enter into transactions or agreements that you would not approve or make decisions with which you may disagree.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings into the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and shareholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in the common stock.

Applicable SEC rules governing the trading of “penny stocks” limit the trading and liquidity of our common stock, which may affect its trading price.

Our common stock is currently, and may continue to be, considered a “penny stock.” Penny stocks are generally equity securities with a market or exercise price of less than $5.00, subject to certain exceptions, and are subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded and which regulate broker-dealer practices in connection with transactions in “penny stocks.”

Our management will have broad discretion over the use of the proceeds to us from any offering and might not apply the proceeds of an offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from any offering, and you will have to rely on the judgment of our management regarding the application of these proceeds.  Our management might not apply the net proceeds of an offering in ways that you believe will increase the value of your investment. We will describe the expected use of net proceeds from an offering in the applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated into it by reference, contains forward-looking statements.  These forward-looking statements relate to our outlook or expectations for earnings, revenues, expenses, future financial or business performance, plans, goals, strategies, intent, beliefs or current expectations.  Specifically, forward looking statements may include statements preceded by, followed by or that include the words: “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” “project,” “forecast” and the like, and /or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.).  Statements contemplating or making assumptions about actual or potential future sales, economic performance, financial condition, business prospects, revenue, income, market size, collaborations, and trends or operating results also constitute forward-looking statements.

Although these forward-looking statements reflect the good faith judgment of management based on currently available information, forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements.  Some of the factors, risks and uncertainties that could cause actual results to differ include general economic conditions, availability of financing on economic terms, cost and availability of feedstocks, engineering and construction delays, adverse weather conditions, wholesale and retail prices of petroleum-based diesel fuels, competitive rate fluctuations, continued government mandates and incentives for the use of alternative fuels and audits or tax assessments of various federal, state or local taxing authorities, including the Internal Revenue Service, and other risks referenced from time to time in our SEC filings and those factors listed in this prospectus under “Risk Factors.”

You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference into this prospectus.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation.  You are urged to carefully review and consider the various disclosures that we make in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

SECURITIES WE MAY OFFER

Types of Securities

The securities we may offer from time to time by this prospectus are:

•                  common stock;

•                  preferred stock, which we may issue in one or more series;

•                  depositary shares;

•                  debt securities, which we may issue in one or more series and which may include guarantees of the debt securities by some or all of our subsidiaries;

•                  warrants entitling the holders to purchase common stock, preferred stock or debt securities; or

•                  units of the above securities.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future.

The aggregate initial offering price of all securities sold will not exceed $200,000,000. When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.

Additional Information

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we may offer in the future. In each prospectus supplement we will include the following information:

•                  the type and amount of securities which we propose to sell;

•                  the initial public offering price of the securities;

•                  the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•                  the compensation, if any, of those underwriters, agents or dealers;

•                  if applicable, information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•                  material United States federal income tax considerations applicable to the securities;

•                  any material risk factors associated with the securities; and

•                  any other material information about the offer and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities for general corporate purposes, which may include:

•                  reducing or repaying existing or future indebtedness;

•                  providing additional working capital;

•                  acquiring and developing sites for future biodiesel refineries;

•                  capital expenditures and construction costs for existing biodiesel refinery projects and future biodiesel refineries;

•                  procuring equipment and supplies for biodiesel refineries;

•                  providing credit support for project and joint venture financing; and

•                  acquiring joint venture interests or companies in biodiesel and related businesses.

Pending any use, as described in the applicable prospectus supplement, we plan to invest the net proceeds in investment-grade, short-term, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation authorize the issuance of up to 500,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of January 31, 2007, approximately 110.0 million shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding. Additionally, on December 31, 2006, we had options and warrants outstanding which may be exercised to acquire approximately 21.4 million shares of our common stock. Holders of shares of common stock are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors; however, we do not anticipate declaring any dividends in the foreseeable future. See “Dividend Policy.”

The holders of our common stock:

•                                          have equal ratable rights to dividends from funds legally available if and when declared by the board of directors;

•                                          are entitled to share ratably in all assets available for distribution to holders of common stock upon liquidation, dissolution or winding-up of affairs;

•                                          do not have preemptive or preferential rights to subscribe for or purchase their proportionate part of any shares which may be issued at any time; and

•                                          are entitled to one non-cumulative vote per share on all matters on which shareholders may vote;

All shares of common stock now outstanding are fully paid and non-assessable. Please see our articles of incorporation, bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities. See “Where You Can Find More Information.”

On May 14, 2007, we began trading on the American Stock Exchange under the symbol “NBF.”  The American Stock Exchange listing is contingent upon us remaining in compliance with all applicable listing standards and the listing may be rescinded if we cease to be in compliance with such standards.

The lack of liquidity in the common stock is likely to make the trading price the common stock volatile and subject to wide fluctuations, assuming that any trades do occur in the secondary market. Additionally, the stock price may become subject to wide fluctuations in response to the following: quarterly variations in operating results, announcements of technological innovations or new products and services by us or our competitors, stock price performance of other companies that investors may deem comparable to our company, and other events or factors. In addition, the stock market in general, and the market prices for thinly traded companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of the common stock, regardless of operating performance. In the past, following periods of volatility in the market price of a security, securities class action litigation has often been instituted against such company. Such litigation, if instituted, whether or not successful, could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse effect on our business, results of operations and financial condition. It is possible that wide fluctuations in the trading price of the common stock could result in class action litigation against our company or its directors and executive officers, which even if such actions were successfully defended, would result in large expenses that would have a material, adverse effect on financial condition.

“Penny Stock” Requirements

The SEC has adopted a rule that defines a “penny stock,” for purposes relevant to our common stock, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•                                          that a broker or dealer approve a person’s account for transactions in penny stocks; and

•                                          that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker or dealer must:

•                                          obtain financial information and investment experience and objectives of the person; and

•                                          make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

•                                          sets forth the basis on which the broker or dealer made the suitability determination; and

•                                          that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of the imposition of the foregoing additional sales practices, it is possible that some brokers will not make a market in or execute trade orders for our shares of common stock. This could prevent an investor from reselling shares and may cause the price of shares to decline.

Preferred Stock

The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•                                          restricting dividends on the common stock;

•                                          diluting the voting power of the common stock;

•                                          impairing the liquidation rights of the common stock; or

•                                          delaying or preventing a change of control of our company.

•                                          There are currently no shares of preferred stock outstanding.

Non-Cumulative Voting

Holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of the directors. A simple majority vote is required for shareholders to take action.

Stock Transfer Agent

Our stock transfer agent for its securities is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

DESCRIPTION OF PREFERRED STOCK

We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•                                          the title of the series of preferred stock;

•                                          any limit upon the number of shares of the series of preferred stock which may be issued;

•                                          the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•                                          the date or dates on which we will be required or permitted to redeem the preferred stock;

•                                          the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•                                          the voting rights, if any, of the holders of the preferred stock;

•                                          the dividends, if any, which will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

•                                          the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•                                          any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

•                                          any other material terms of the preferred stock.

Holders of shares of preferred stock will not have preemptive rights.

DESCRIPTION OF DEPOSITARY SHARES

General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions. We will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, or units of two or more of these types of securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•                                          in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants and the price at which you may purchase the debt securities upon exercise;

•                                          in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants and the price at which you may purchase such number of shares of preferred stock of such series upon such exercise;

•                                          in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase such number of shares of common stock upon such exercise;

•                                          the period during which you may exercise the warrants;

•                                          any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•                                          the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•                                          any other material terms of the warrants.

Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

•                                          in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•                                          in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under one or more indentures entered into or to be entered into between us, most of our subsidiaries if they guarantee the debt securities, and a trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. We will identify such trustee in a prospectus supplement. The indentures are governed by the Trust Indenture Act.

The following is a summary of the indentures. It does not restate the indentures entirely. We urge you to read the indentures. We have filed the indentures as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under “Incorporation of Certain Documents By Reference.” References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be unsecured obligations of Nova Biosource Fuels, Inc. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•                                          the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•                                          the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities;

•                                          the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•                                          the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•                                          the currency or currencies in which principal, premium, if any, and interest, if any, will be payable;

•                                          the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•                                          any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•                                          the right, if any, of holders of the debt securities to convert them into our common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

•                                          any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•                                          the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•                                          the terms, if any, upon which debt securities may be subordinated to our other indebtedness;

•                                          any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture; and

•                                          any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our direct and indirect subsidiaries which may guarantee the debt securities, including the terms of subordination, if any, of any such guarantee.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject.

Events of Default and Remedies

Unless otherwise described in the prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•                                          our default in payment of the principal of or premium, if any, on any of the debt securities of such series;

•                                          default for 30 days in payment of any installment of interest on any debt security of such series beyond any applicable grace period;

•                                          default by us or any guarantor subsidiary for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to such series; and

•                                          bankruptcy, insolvency or reorganization of our company or our significant guarantor subsidiaries.

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by written notice to the trustee and to us may waive any event of default with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

The indenture will permit us and our guarantor subsidiaries to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•                                          depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity; and

•                                          complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us and our guarantor subsidiaries to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•                                          depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity; and

•                                          complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date such series of debt securities are originally issued.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of debt securities to:

•                                          cure any ambiguity, defect or inconsistency;

•                                          create a series and establish its terms;

•                                          provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•                                          make any change that does not adversely affect the legal rights of any holder; or

•                                          delete a guarantor subsidiary which, in accordance with the terms of the indenture, ceases to be liable on its guarantee of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of a particular series with the consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

Without the consent of each holder affected, we and the trustee may not:

•                                          reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•                                          reduce the rate of or change the time for payment of interest;

•                                          reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•                                          make any debt security payable at a place or in money other than that stated in the debt security;

•                                          modify the ranking or priority of the debt securities or any guarantee;

•                                          release any guarantor from any of its obligations under its guarantee or the indenture except in accordance with the indenture; or

•                                          waive a continuing default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Concerning the Trustee

In the ordinary course of its business, the trustee, when selected, may provide services to us as transfer agent for our common stock and trustee under indentures relating to our senior notes and senior subordinated notes. The indenture contains, or will contain, limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern, the indenture, the debt securities and the guarantees of the debt securities.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more warrants, debt securities, debt securities guarantees, preferred stock, common stock, or any combination thereof.  You should refer to the applicable prospectus supplement for:

•                                          all terms of the warrants, debt securities, debt securities guarantees, shares of preferred stock or shares of common stock or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•                                          a description of the terms of any unit agreement governing the units; and

•                                          a description of the provisions for the payment, settlement, transfer or exchange of the units.

LEGAL MATTERS

The validity of the shares of common stock and preferred stock offered by this prospectus will be passed upon for us by Woodburn and Wedge, Reno, Nevada.  The validity of the depositary shares, debt securities, warrants, guarantees and units of securities offered by this prospectus will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas.

EXPERTS

The financial statements of Nova Biosource Fuels, Inc. for the year ended October 31, 2006 have been audited by the independent registered public accounting firm of Malone & Bailey, PC, as set forth in their report with respect thereto, and have been incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement to register the securities offered by this prospectus under the Securities Act. This prospectus is part of that registration statement, but omits certain information contained in the registration statement, as permitted by SEC rules. For further information with respect to our company and this offering, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any document referred to are not necessarily complete and in each instance, if the document is filed as an exhibit, reference is made to the copy of the document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph  below or by writing or telephoning us at:

Nova Biosource Fuels, Inc.
2777 Allen Parkway, Suite 860
Houston, Texas 77019
(713) 869-6682.
Attn: President

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.novabiosource.com on the “Investor Relations” page through the “SEC Filings” link to the SEC’s Edgar Database. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus.  We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•                                          The Annual Report on Form 10-KSB of Nova Biosource Fuels, Inc. for the year ended October 31, 2006, filed with the SEC on January 16, 2007;

•                                          The Quarterly Report on Form 10-QSB of Nova Biosource Fuels, Inc. for the period ended January 31, 2006, filed with the SEC on March 19, 2007;

•                                          Current Reports on Form 8-K filed with the SEC on January 29, 2007, March 1, 2007, March 13, 2007, April 13, 2007 and May 10, 2007; and

•                                          The description of our common stock as contained in our Registration Statement on Form 10-SB12G, filed with the SEC on April 10, 2001, including all amendments and reports filed for the purpose of updating that description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: President, Nova Biosource Fuels, Inc., 2777 Allen Parkway, Suite 860, Houston, Texas 77019, or you may call us at (713) 869-6682.

NOVA BIOSOURCE FUELS, INC.

$200,000,000

Preferred Stock,
Common Stock, Depositary Shares,
Warrants, Debt Securities

Guarantees of Debt Securities by
direct and indirect subsidiaries of
Nova Biosource Fuels, Inc.

Units of These Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth anticipated costs and expenses payable by the Company in connection with the registration of the securities covered by this prospectus.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$6,140
Printing and engraving costs	259,000
Trustees fees and expenses	2,500
Rating agency fees	5,000
Legal fees and expenses	700,000
Accounting fees and expenses	600,000
Miscellaneous	300,000
Total	$1,872,640

Item 15.  Indemnification of Directors and Officers

Our articles of incorporation, as amended, limit the personal liability of our directors and officers for monetary damages for any breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director’s duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

Nevada Revised Statutes Section 78.138 currently provides that a director or officer will not be individually liable to the corporation, its stockholders, or its creditors unless it is proven that (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (b) such breach involved intentional misconduct, fraud or a knowing violation of the law. To the extent that Article XI of our articles of incorporation would be deemed to be inconsistent with Section 78.138, the provisions of such statute should control.

Additionally, Nevada Revised Statutes Sections 78.7502 and 78.751 permit us to indemnify our directors and officers as follows:

1.             A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.             A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (a) is not liable pursuant to 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines, upon application, that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.             To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

4.             Any discretionary indemnification under subsections 1 and 2 above, unless ordered by a court or advanced pursuant to subsection 5 below, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)           By the stockholders;

(b)                                 By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)                                  If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)                                 If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5.             The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

6.             The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada Revised Statutes Section 78.7502 and Section 78.751:

(a)                                                 Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 1 or 2 above or for the advancement of expenses made pursuant to subsection 5 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

(b)                                                Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

We may also purchase and maintain insurance on behalf of our directors, officers, employees and agents for any liability asserted against such persons and liability or expenses incurred by such persons in their capacity as a director, officer, employee or agent, or arising out of status as such, whether or not the company has the authority to indemnify such persons against such liability and expenses.

Item 16.  Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1

Amended and Restated Articles of Incorporation of Nova Biosource Fuels, Inc., composite as amended (incorporated by reference from Exhibit 3.1 to our Annual Report on Form 10-KSB for the year ended October 31, 2006).

3.2	Bylaws of Nova Biosource Fuels, Inc., composite as amended (incorporated by reference from Exhibit 3.2 to our Annual Report on Form 10-KSB for the year ended October 31, 2006).

4.1	Specimen common stock certificate (incorporated by reference from Exhibit 4.2 to our Annual Report on Form 10-KSB for the year ended October 31, 2006).

4.2**	Form of Senior Debt Securities Indenture.

4.3**	Form of Senior Subordinated Debt Securities Indenture.

4.4**	Form of Subordinated Debt Securities Indenture.

4.5*	Form of Warrant Agreement (including form of warrant).

4.6*	Form of Depositary Agreement.

4.6*	Form of Unit Agreement.

5.1**	Legal Opinion of Woodburn and Wedge.

5.2**	Legal Opinion of Baker & McKenzie LLP.

12.1*	Statement of computation of ratio of earnings to fixed charges.

23.1**	Consent of Malone & Bailey, PC.

23.2**	Consent of Woodburn and Wedge (incorporated by reference to Exhibit 5.1 to this Registration Statement).

23.3**	Consent of Baker & McKenzie LLP (incorporated by reference to Exhibit 5.2 to this Registration Statement).

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

25.1*	Statement of eligibility of trustee on Form T-1 for Senior Debt Securities.

25.2*	Statement of eligibility of trustee on Form T-1 for Senior Subordinated Debt Securities.

25.3*	Statement of eligibility of trustee on Form T-1 for Subordinated Debt Securities.

*  To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated by reference.

** Filed herewith.

Item 17.  Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to our Articles of Incorporation or Amended and Restated

Bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 18, 2007.

NOVA BIOSOURCE FUELS, INC.

By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth T. Hern, J.D. McGraw and David G. Gullickson and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Kenneth T. Hern	Chairman and Chief Executive Officer	May 18, 2007
Kenneth T. Hern	(Principal Executive Officer)

/s/ Lewis W. (Jody) Powers	Chief Operating Officer and Director	May 18, 2007
Lewis W. (Jody) Powers

/s/ J.D. McGraw	President and Director	May 18, 2007
J.D. McGraw

/s/ David G. Gullickson	Chief Financial Officer	May 18, 2007
David G. Gullickson	(Principal Financial and Accounting Officer)

/s/ C. Robert Black	Director	May 18, 2007
C. Robert Black

/s/ James L. Rainey	Director	May 18, 2007
James L. Rainey

/s/ John Reiland	Director	May 21, 2007
John Reiland

/s/ Robert W. White	Director	May 18, 2007
Robert W. White

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1

Amended and Restated Articles of Incorporation of Nova Biosource Fuels, Inc., composite as amended (incorporated by reference from Exhibit 3.1 to our Annual Report on Form 10-KSB for the year ended October 31, 2006).

3.2	Bylaws of Nova Biosource Fuels, Inc., composite as amended (incorporated by reference from Exhibit 3.2 to our Annual Report on Form 10-KSB for the year ended October 31, 2006).

4.1	Specimen common stock certificate (incorporated by reference from Exhibit 4.2 to our Annual Report on Form 10-KSB for the year ended October 31, 2006).

4.2**	Form of Senior Debt Securities Indenture.

4.3**	Form of Senior Subordinated Debt Securities Indenture.

4.4**	Form of Subordinated Debt Securities Indenture.

4.5*	Form of Warrant Agreement (including form of warrant).

4.6*	Form of Depositary Agreement.

4.6*	Form of Unit Agreement.

5.1**	Legal Opinion of Woodburn and Wedge.

5.2**	Legal Opinion of Baker & McKenzie LLP.

12.1*	Statement of computation of ratio of earnings to fixed charges.

23.1**	Consent of Malone & Bailey, PC.

23.2**	Consent of Woodburn and Wedge (incorporated by reference to Exhibit 5.1 to this Registration Statement).

23.3**	Consent of Baker & McKenzie LLP (incorporated by reference to Exhibit 5.2 to this Registration Statement).

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

25.1*	Statement of eligibility of trustee on Form T-1 for Senior Debt Securities.

25.2*	Statement of eligibility of trustee on Form T-1 for Senior Subordinated Debt Securities.

25.3*	Statement of eligibility of trustee on Form T-1 for Subordinated Debt Securities.

*  To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated by reference.

** Filed herewith.